UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

_____________________

Date of Report (Date of earliest event reported) April 21, 2003

Piccadilly Cafeterias, Inc.
(Exact name of registrant as specified in its charter)

Louisiana (State of incorporation)	1-11754 (Commission File Number)	72-0604977 (IRS Employer Identification No.)

3232 Sherwood Forest Boulevard, Baton Rouge, Louisiana (Address of principal executive offices)	70816 (Zip Code)

(225) 293-9440
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Item 5.    Other Events.

            On April 21, 2003, the Company issued a press release, filed herewith as Exhibit 99, announcing the Company's progress in Landlord Negotiations.

Item 7.    Financial Statements and Exhibits
(c)	Exhibits.
	99	Press Release dated April 21, 2003.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

PICCADILLY CAFETERIAS, INC.

By: /s/ W. Scott Bozzell
W. Scott Bozzell Executive Vice President and Secretary

Date:   April 22, 2003

Exhibit 99

Contact:	Mark L. Mestayer
Chief Financial Officer
(225) 293-9440

Piccadilly Cafeterias, Inc. Announces Progress in Landlord Negotiations

BATON ROUGE, Louisiana (April 21, 2003) - Piccadilly Cafeterias, Inc. (AMEX:PIC) today announced that it has made significant progress in negotiations with the landlords of certain of the Company's low-volume operating properties and other surplus properties. A consulting firm that the Company previously announced it had engaged has led the renegotiation efforts.

As a result of these efforts, the Company expects to close 17 cafeterias with most of these closings expected to occur in the Company's fourth quarter ending July 1, 2003. The 17 cafeterias that the Company expects to close generated net losses of $2.9 million, including $0.6 million of depreciation expense, on net sales of $18.4 million for the 12 months ended April 1, 2003. In addition to the expected cafeteria closings, the Company also expects to terminate 12 of the related leases. The remaining lease life of these 17 cafeterias was three years on average. The Company also expects to terminate the leases associated with three properties not used for cafeteria operations. The Company expects to record closing costs in its fourth quarter of approximately $4.3 million for these cafeteria closings and lease terminations.

The Company's Chief Executive Officer, Ronald A. LaBorde commented, "Some of our cafeterias, particularly those in regional shopping malls, have been adversely affected by downturns in retail shopping activity. We are pleased with our progress to date renegotiating the lease terms of many of these cafeterias. We will continue to search for measures to improve our operating performance. These measures will include both continued negotiations with landlords of other low-volume cafeterias and other operating efficiency initiatives. While improving operating efficiency is always a focus, improving guest traffic is our number one priority."

Forward-looking statements regarding management's present plans or expectations may differ materially from actual results.  These plans and expectations involve risks and uncertainties relative to certain factors including final negotiation and documentation of lease terms and the availability of capital resources to satisfy lease termination payments, among others, any of which may result in material differences.

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